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                                                                     Exhibit 5.1

                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

                                  July 2, 2002

Cardiac Science, Inc.
16931 Millikan Avenue
Irvine, CA 92606

     RE: Registration Statement on Form S-8

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Cardiac Science, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of an aggregate of 6,200,500 shares of the Company's Common Stock, $0.001 par value ("Common Stock"), issuable by the Company upon the exercise of stock options granted by the Company pursuant to the Company's 1997 Stock Option/Stock Issuance Plan and stock options granted by the Company to consultants pursuant to certain consulting agreements.

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that the 6,200,500 shares of Common Stock, when issued pursuant to the terms of the related stock option grants and against full payment therefor in accordance with the terms and conditions of such grants, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/  STRADLING YOCCA CARLSON & RAUTH

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